EX-23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-222210) of WillScot Corporation,

2.Registration Statement (Form S-3 No. 333-223715) of WillScot Corporation,

3.Registration Statement (Form S-3 No. 333-227480) of WillScot Corporation,

4.Registration Statement (Form S-3 No. 333-229339) of WillScot Corporation, and

5.Registration Statement (Form S-8 No. 333-222870) pertaining to the Employees' Savings Plan of WillScot Corporation;

of our reports dated March 2, 2020, with respect to the consolidated financial statements of WillScot Corporation and the effectiveness of internal control over financial reporting of WillScot Corporation included in this Annual Report (Form 10-K) of WillScot Corporation for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Baltimore, Maryland
March 2, 2020